Exhibit 4.1

SECURED NOTE

US$ 7,000,000	February 24, 2010

Subject to the terms and conditions of this Note, for good and valuable consideration received, GTC BIOTHERAPEUTICS, INC., a Massachusetts corporation (the “Company”), promises to pay to LFB BIOTECHNOLOGIES S.A.S., a société par actions simplifiée established under the laws of France (the “Holder”), the principal amount of seven million dollars (US$ 7,000,000), plus interest which shall accrue at the rate of four percent (4%) per annum on the unpaid principal from the date of this Note until the Maturity Date (as defined in Section 1.1) or until the full amount of principal and accrued interest under this Note is earlier paid or canceled under the terms hereof, provided, however that the Holder may, on or about January 1, 2011 and not more often than annually thereafter through the Maturity Date, elect to adjust (upwards or downwards) the interest rate applicable hereto, based on the Holder’s then-current cost of capital, as determined by the Holder in the exercise of its commercially reasonable discretion. The Holder shall give the Company prior written notice of any such adjustment, which notice shall specify the new interest rate, Holder’s methodology for computation of same, and the effective date for such new interest rate which shall be not less than 30 days after the Company’s receipt of such notice. The following is a statement of the rights of the Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1. Payment

1.1. The principal and all accrued interest under this Note will be paid to the Holder on February 24, 2013 (the “Maturity Date”) to the extent each has not been earlier paid in full or canceled pursuant to the terms hereof. All payments of principal and interest under this Note will be made by wire transfer of immediately available funds in accordance with written instructions provided by the Holder to the Company before the Maturity Date.

1.2. This Note may be prepaid at any time without penalty and without the written consent of the Holder.

1.3. Notwithstanding anything contained herein to the contrary, the Holder may, in its sole discretion, cancel all or any portion of the principal and interest outstanding under this Note in lieu of cash payment for any shares of the Company’s Common Stock, $0.01 par value per share (“Common Stock”) or securities convertible, exercisable or exchangeable into shares of Common Stock (“Convertible Securities”) issued and sold by the Company to the Holder in any future equity financing transaction. The number of shares of Common Stock or Convertible Securities to be issued and sold upon such cancellation of this Note shall be equal to the quotient obtained by dividing (i) the portion of the principal amount of this Note, and if designated by the Holder, any accrued interest thereon, to be canceled by (ii) the price per share of the Common Stock or Convertible Security to be issued and sold to the Holder by the Company.

2. Security Documents. The obligations of the Company under this Note are secured pursuant to the Amended and Restated Security Agreement, dated as of June 18, 2009 and effective as of December 22, 2008 with respect to certain matters, between the Company and the Holder (as the same has been, is on the date hereof, and may hereafter be amended, the “Security Agreement”), that certain Trademark and License Security Agreement by and between the Debtor and the Secured Party dated December 22, 2008 (as the same has been and may hereafter be amended, the “Trademark Security Agreement”), that certain Patent and License Security Agreement by and between the Debtor and the Secured Party dated December 22, 2008 (as the same has been and may hereafter be amended, the “Patent Security Agreement”) and that certain Second Mortgage, Security Agreement and Fixture Filing granted by Debtor to Secured Lender as of December 22, 2009, (as the same has been, is on the date hereof, and may hereafter be amended, the “Mortgage”).

3. Events of Default. This Note and all amounts due hereunder shall become immediately due and payable in cash without notice or demand upon the occurrence at any time of any of the following events of default (individually, an “Event of Default” and collectively, “Events of Default”):

(a) default in the payment when due of any principal or interest under this Note;

(b) the liquidation, termination of existence, dissolution or the appointment of a receiver or custodian for the Company or any part of its property if such appointment is not terminated or dismissed within sixty (60) days;

(c) the institution against the Company or any endorser or guarantor of this Note of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within sixty (60) days of filing;

(d) the institution by the Company of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Company or any endorser or guarantor of this Note of a composition or an assignment or trust mortgage for the benefit of creditors;

(e) (i) any material default in the performance or observance of any of the covenants, representations, warranties, agreements or conditions by the Company contained in this Note, (ii) an Event of Default, as defined in the Security Agreement, pursuant to Section 7(a) of the Security Agreement, (iii) a Default, as defined in the Trademark Security Agreement, pursuant to Section 1(iv) of the Trademark Security Agreement, (iv) a Default, as defined in the Patent Security Agreement, pursuant to Section 1(iv) of the Patent Security Agreement or (v) an Event of Default, as defined in the Mortgage, pursuant to Section 4.1 of the Mortgage.

4. Merger, Consolidation or Sale of Assets. If there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then all outstanding principal and interest under this Note shall become due and payable immediately upon the effective time of any such transaction.

5. Successors and Assigns. This Note, and the obligations and rights of the Company hereunder, shall be binding upon and inure to the benefit of the Company, the holder of this Note, and their respective successors and permitted assigns.

6. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Holder.

7. Notices. Any notice, request or other communication required or permitted hereunder will be in writing and shall be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) upon receipt, when sent via a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. Any party hereto may by notice so given change its address for future notice hereunder. Notice will conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and will be deemed to have been received when delivered.

8. Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the Commonwealth of Massachusetts, United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the Commonwealth of Massachusetts.

9. Headings; References. All headings used herein are used for convenience only and will not be used to construe or interpret this Note. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

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IN WITNESS WHEREOF, the parties have caused this Note to be issued on the date first written above.

HOLDER		COMPANY

LFB BIOTECHNOLOGIES S.A.S.		GTC BIOTHERAPEUTICS, INC.

By:	/s/ Christian Béchon	By:	/s/ John B. Green
Name:	Christian Béchon	Name:	John B. Green
Title:	President	Title:	Senior Vice President, Treasurer and Chief Financial Officer

Secured Note Signature Page

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